Exhibit 99.1

Juniata Valley Financial Corp. Announces Quarter and Year End December 31, 2024 Results

Mifflintown, PA, January 29, 2025 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”) announced net income for the three months ended December 31, 2024 of $1.5 million compared to net income of $1.7 million for the three months ended December 31, 2023. Earnings per share, basic and diluted, was $0.30 for the three months ended December 31, 2024, compared to $0.33 for the three months ended December 31, 2023. Net income for the year ended December 31, 2024 was $6.2 million compared to net income of $6.6 million for the year ended December 31, 2023. Basic and diluted earnings per share were $1.25 and $1.24, respectively, for the year ended December 31, 2024 compared to basic and diluted earnings per share of $1.32 and $1.31, respectively, for the corresponding 2023 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “The Federal Reserve Bank rate decreases made in the last four months of 2024 contributed to a  reversal in the last quarter of 2024 of the net interest margin compression trend in prior periods. Our net interest margin increased by twelve basis points compared to last year’s fourth quarter. In addition to an improved margin, we are pleased that our strategies to increase non-interest income have been successful resulting in substantial growth in both the fourth quarter of 2024 and the 2024 year. The decrease in fourth quarter net income compared to last year was due to several one-time noninterest expense items. Our credit quality remains strong with nonperforming loans totaling only 0.1% of the total loan portfolio and delinquent and nonperforming loans comprising just 0.4% of the portfolio. We are optimistic heading into 2025 that we can achieve accelerated loan growth while maintaining our excellent credit quality through increased efforts to cultivate loan and deposit relationships outside of our branch footprint coupled with exploring opportunities for expansion.”

Financial Results for the 2024 Year

Return on average assets for the year ended December 31, 2024, was 0.72%, compared to the return on average assets of 0.79% for the year ended December 31, 2023. Return on average equity for the year ended December 31, 2024 was 14.19%, compared to the return on average equity of 18.20% for the year ended December 31, 2023.

Net interest income was $22.9 million for the year ended December 31, 2024 compared to $22.7 million for 2023. Average interest earning assets increased $15.7 million, or 1.9%, to $853.9 million, for the year ended December 31, 2024, compared to the same period in 2023, due primarily to an increase of $34.6 million, or 6.9%, in average loans. The increase in average loans was partially offset by a decline of $20.1 million, or 6.1%, in average investment securities as the amortization on the mortgage-backed securities portfolio was used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $14.3 million, or 2.4%, for the year ended December 31, 2024 compared to the comparable 2023 period, due primarily to growth in average time deposits as well as short-term borrowings and repurchase agreements. The yield on average loans increased by 47 basis points for the year ended December 31, 2024 compared to the year ended December 31, 2023, while the costs of average interest bearing deposits increased by 116 basis points, and short- and long-term borrowings and other interest bearing liabilities increased by a total of 85 basis points. These increases were primarily the result of higher market interest rates and competitive pricing pressure between periods. The yield on earning assets increased 39 basis points, to 4.35%, for the year ended December 31, 2024 compared to the year ended December 31, 2023, while the cost to fund interest earning assets with interest bearing liabilities increased 56 basis points, to 2.31%. The net interest margin, on a fully tax equivalent basis, decreased from 2.74% for the year ended December 31, 2023 to 2.71% for the year ended December 31, 2024.

Juniata recorded a provision for credit losses of $534,000 for the year ended December 31, 2024, compared to a provision for credit losses of $500,000 for the year ended December 31, 2023.

Non-interest income was $5.8 million for the year ended December 31, 2024 compared to $5.3 million for the year ended December 31, 2023, an increase of 9.5%. Most significantly impacting the comparative year end periods were increases of $391,000 in customer service fees, $98,000 in the change in value of equity securities and $182,000 in fees derived from loan activity. These increases were partially offset by a $105,000 decrease in life insurance proceeds compared to the 2023 period.

Non-interest expense was $21.0 million for the year ended December 31, 2024 compared to $19.9 million for the year ended December 31, 2023. Most significantly impacting non-interest expense for the comparative year end periods was an increase of $568,000 in employee compensation expense due to annual salary increases, overtime pay from the core conversion in the first quarter of 2024 and having one additional pay period in 2024. Also impacting the comparative year end periods was an increase of $123,000 in occupancy expense due to an increase in rental expense from the early termination of a branch office lease in December 2024, as well as increases of $204,000 in equipment expense and $286,000 in professional fees. These increases were partially offset by a decrease of $227,000 in merger and acquisition expense due to the Path Valley branch acquisition in 2023 with no similar transaction occurring in the 2024 period.

An income tax provision of $979,000 was recorded for the year ended December 31, 2024 compared to an income tax provision of $970,000 recorded for the year ended December 31, 2023. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased $37,000, or 10.1%, from $366,000 in the year ended December 31, 2023 to $329,000 in the year ended December 31, 2024, due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023.

Financial Results for the Quarter

Annualized return on average assets for the three months ended December 31, 2024 was 0.70%, compared to 0.79% for the three months ended December 31, 2023. Annualized return on average equity for the three months ended December 31, 2024 was 12.79%, compared to 18.06% for the three months ended December 31, 2023.

Net interest income was $5.8 million for the three months ended December 31, 2024 compared to $5.6 million for the three months ended December 31, 2023. Average interest earning assets were relatively the same between the comparable three month periods, decreasing by $280,000, to $847.1 million compared to the 2023 period, with average loans increasing $18.9 million, or 3.6%, and average investment securities decreasing $18.7 million, or 5.8%, over the comparable three month periods. Average interest bearing liabilities increased by $15.8 million, or 2.6%, compared to the comparable 2023 period, primarily due to growth in average short-term borrowings and repurchase agreements. When comparing the three months ended December 31, 2024 to the three months ended December 31, 2023, the yield on average loans increased by 36 basis points, and the rates on average time deposits increased by 67 basis points, primarily due to competitive pricing pressures, while the rates on average short- and long-term borrowings and other interest bearing liabilities decreased by 77 basis points, primarily due to a decline in market interest rates between periods. The yield on earning assets increased 29 basis points, to 4.39%, for the three months ended December 31, 2024 compared to same period in 2023, while the cost to fund interest earning assets with interest bearing liabilities increased 18 basis points, to 2.26%. The net interest margin, on a fully tax equivalent basis, increased from 2.64% for the three months ended December 31, 2023, to 2.76% for the three months ended December 31, 2024.

Juniata recorded a provision for credit losses of $63,000 for the three months ended December 31, 2024 compared to a provision for credit losses of $89,000 for the three months ended December 31, 2023.

Non-interest income was $1.6 million for the three months ended December 31, 2024 and $1.4 million for the three months ended December 31, 2023, an increase of 12.4%. Most significantly impacting non-interest income in the comparative three month periods were increases of $109,000 in customer service fees and $56,000 in life insurance proceeds, as well as $68,000 in fees derived from loan activity, primarily due to the addition of back-to-back swap fees and an increase in title insurance commissions and letter of credit fees. Partially offsetting these increases was a decrease of $46,000 in the change in value of equity securities due to declines in the market value of community bank stocks owned by Juniata for the three months ended December 31, 2024 compared to the three months ended December 31, 2023.

Non-interest expense was $5.7 million for the three months ended December 31, 2024, compared to $5.0 million for the three months ended December 31, 2023, an increase of 13.7%. Most significantly impacting non-interest expense for the comparative three month periods was an increase of $212,000 in employee compensation expense, primarily due to an extra pay period in the 2024 period, as well as a $273,000 increase in employee benefits expense due to an increase in medical claims expenses. Also contributing to the increase in non-interest expense between comparative three month periods was an increase of $108,000 in occupancy expenses due to an increase in rental expense from the early termination of a branch office lease in December 2024, as well as increases of $80,000 in equipment expense and $90,000 in professional fees. These increases were partially offset by a decrease of $102,000 in other non-interest expense, primarily due to a decrease in the provision for unfunded commitments during the three months ended December 31, 2024 compared to the three months ended December 31, 2023.

An income tax provision of $212,000 was recorded for the three months ended December 31, 2024 compared to an income tax provision of $262,000 recorded for the three months ended December 31, 2023. The federal tax credit for investments in low-income housing partnerships was $82,000 in both the three months ended December 31, 2024 and 2023.

Financial Condition

Total assets as of December 31, 2024 were $848.9 million, a decrease of $21.7 million, or 2.5%, compared to total assets of $870.6 million at December 31, 2023. Comparing asset balances on December 31, 2024 and December 31, 2023, cash and cash equivalents and total debt securities decreased by $17.9 million and $12.0 million, respectively, while total loans increased by $8.5 million. As of December 31, 2024, short-term borrowings and repurchase agreements decreased by $10.6 million compared to December 31, 2023, and long-term debt decreased by $15.0 million over the same period due to the maturity of a 5-year FHLB advance in May 2024.

Juniata maintains a strong liquidity position as of December 31, 2024, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $216.2 million and $51.1 million from the Federal Reserve’s Discount Window. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits as of December 31, 2024.

Subsequent Event

On January 21, 2025, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on February 14, 2025 payable on February 28, 2025.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	December 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$5,064	$17,189
Interest bearing deposits with banks	5,934	11,741
Cash and cash equivalents	10,998	28,930

Equity securities	1,189	1,073
Debt securities available for sale	64,623	67,564
Debt securities held to maturity (fair value $182,773 and $198,147, respectively)	191,627	200,644
Restricted investment in bank stock	2,530	1,707
Total loans	533,869	525,394
Less: Allowance for credit losses	(6,183)	(5,677)
Total loans, net of allowance for credit losses	527,686	519,717
Premises and equipment, net	9,382	8,180
Bank owned life insurance and annuities	15,214	14,841
Investment in low income housing partnerships	832	1,154
Core deposit and other intangible assets	258	343
Goodwill	9,812	9,812
Mortgage servicing rights	69	83
Deferred tax asset	9,842	11,319
Accrued interest receivable and other assets	4,812	5,188
Total assets	$848,874	$870,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$196,801	$197,027
Interest bearing	551,156	552,018
Total deposits	747,957	749,045

Short-term borrowings and repurchase agreements	42,242	52,810
Long-term debt	5,000	20,000
Other interest bearing liabilities	830	951
Accrued interest payable and other liabilities	5,388	7,612
Total liabilities	801,417	830,418
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at December 31, 2024 and December 31, 2023; Outstanding - 5,003,384 shares at December 31, 2024 and 4,991,129 shares at December 31, 2023	5,151	5,151
Surplus	24,896	24,924
Retained earnings	53,126	51,297
Accumulated other comprehensive loss	(33,320)	(38,640)
Cost of common stock in Treasury: 147,895 shares at December 31, 2024; 160,150 shares at December 31, 2023	(2,396)	(2,595)
Total stockholders' equity	47,457	40,137
Total liabilities and stockholders' equity	$848,874	$870,555

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except share and per share data)	December 31,		December 31,
	2024	2023	2024	2023
Interest income:
Loans, including fees	$7,885	$7,159	$31,109	$26,728
Taxable securities	1,408	1,509	5,749	6,193
Tax-exempt securities	29	30	118	139
Other interest income	24	52	140	121
Total interest income	9,346	8,750	37,116	33,181
Interest expense:
Deposits	2,924	2,633	11,167	8,247
Short-term borrowings and repurchase agreements	568	419	2,719	1,733
Long-term debt	31	118	268	471
Other interest bearing liabilities	8	9	33	38
Total interest expense	3,531	3,179	14,187	10,489
Net interest income	5,815	5,571	22,929	22,692
Provision for credit losses	63	89	534	500
Net interest income after provision for credit losses	5,752	5,482	22,395	22,192
Non-interest income:
Customer service fees	467	358	1,767	1,376
Debit card fee income	450	477	1,752	1,770
Earnings on bank-owned life insurance and annuities	62	55	236	222
Trust fees	110	85	469	466
Commissions from sales of non-deposit products	79	82	388	337
Fees derived from loan activity	231	163	682	500
Change in value of equity securities	49	95	115	17
Gain from life insurance proceeds	56	—	56	161
Other non-interest income	101	113	360	472
Total non-interest income	1,605	1,428	5,825	5,321
Non-interest expense:
Employee compensation expense	2,333	2,121	9,022	8,454
Employee benefits	715	442	2,448	2,355
Occupancy	433	325	1,412	1,289
Equipment	246	166	863	659
Data processing expense	719	711	2,881	2,937
Professional fees	304	214	1,134	848
Taxes, other than income	37	26	191	184
FDIC Insurance premiums	140	152	575	504
Gain on other real estate owned	—	(16)	—	(16)
Amortization of intangible assets	21	25	85	81
Amortization of investment in low-income housing partnerships	80	80	322	353
Merger and acquisition expense	—	—	—	227
Other non-interest expense	626	728	2,079	2,072
Total non-interest expense	5,654	4,974	21,012	19,947
Income before income taxes	1,703	1,936	7,208	7,566
Income tax provision	212	262	979	970
Net income	$1,491	$1,674	$6,229	$6,596
Earnings per share
Basic	$0.30	$0.33	$1.25	$1.32
Diluted	$0.30	$0.33	$1.24	$1.31

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203